STATEMENT OF RESOLUTION
                                     ESTABLISHING
                              SERIES   PREFERENCE STOCK
                                          OF
                               TEXAS UTILITIES COMPANY


          To the Secretary of State
               of the State of Texas

                    Pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, the undersigned corporation submits the following statement for the purpose of establishing and designating the Series Preference Stock, par value $25 per share, and fixing and determining the relative rights and preferences thereof:

               1. The name of the corporation is Texas Utilities Company (the "Company").

               2.   The following resolution, establishing  and designating
          the Series Preference Stock, par value $25 per share, and fixing and determining the relative rights and preferences thereof, was duly adopted by the Board of Directors of the
          Company on         ,      ,  and was thereby duly  adopted by all
          necessary action on the part of the Company:

                    RESOLVED that          shares  of the  authorized stock
               classified as Serial Preference Stock as provided in Division A of Article VI of the Restated Articles of Incorporation of the Company, shall constitute the series of Serial Preference Stock, par value $25 per share, and is designated as Series Preference Stock, which series shall have, in addition to the general terms and characteristics of all the authorized shares of Serial Preference Stock of the Company, the following distinctive terms and characteristics:

                    (a)  The Series   Preference Stock shall have an annual
               dividend rate of        dollars and     cents ($       ) per
               share.  Dividends  shall be cumulative and shall  be payable
               quarterly on the first day of        ,      ,      and
               in each year.

                    Dividends shall accrue on each outstanding share of the
               Series Preference Stock or fraction thereof from the date of original issue of such share or fraction thereof, unless such date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders entitled to receive a quarterly dividend and before the Quarterly Dividend Payment Date therefor, in either of which events such dividends shall accrue from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of the Series Preference Stock or fraction thereof in an amount less than the total amount of such dividends at the time accrued and payable on such shares or fraction thereof shall be allocated pro rata on a share-by-share basis among all such shares or fraction thereof at the time outstanding. The Board of Directors may fix a record date for the
               determination  of   holders  of   shares  of  the   Series
               Preference Stock entitled to receive payment of a dividend or distribution declared thereon.

                    (b)  The fixed redemption price on  the shares of such
               series is $ per share if redeemed on or prior to ; and on and after that date, the fixed redemption price on the shares of such series shall be $25 per share plus unpaid and accumulated dividends, if any, to the date of redemption.

                    (c) The amount payable upon shares of the Series Preference Stock, in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company shall be $25 per share plus an amount equal to unpaid and accumulated dividends, if any, to the date of such involuntary dissolution, liquidation or winding up.

                    (e)  There  is no  sinking fund for  the redemption  or
               purchase of shares of the Series   Preference Stock.


                                                  TEXAS UTILITIES COMPANY


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               Dated:                             Title:
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